Exhibit (a)(23)

From:	CSG
Subject:	Option Reduction Program – Final Exchange Ratios
Date:	September 5, 2003

FINAL EXCHANGE RATIOS

     On September 5, 2003, at 12:00 Midnight, New York City time, we confirmed the exchange ratios to be used to determine the number of new options and/or phantom shares you will receive in exchange for your eligible options, on a grant-by-grant basis. These final exchange ratios are the same as those set forth in the e-mail you received earlier today. At this time we also confirmed the CHF 50.55 exercise price of the new options.

     You may obtain the final exchange ratios at http://csgintra.net/en/news/2003/orp/groupnews.html, or by contacting any of the people listed on Schedule B of the Offer to Exchange, as amended, and listed below:

Americas:-

Peter Calamari	*105 9586
Shameeza Bharratt	*105 7767
Tom Degennaro	*105 1994
Angelina Gargano	*106 5776
Stanley Wexler	*105 7820

Europe: -

Philip Halliday	*448 1089
Teri Chan	*448 8032
Kim Nicholson	*443 5203

Asia Pacific: -

Ian Love	*650 3805
Patrick Kerrigan	*650 3808

Switzerland: -

Elizabeth Pfister	41 1 333 3233
Timothy S Gardner	41 1 333 1530

     Should you have any questions or difficulties regarding the exchange ratios or the Option Reduction Program, please contact any of these persons. At least one of them (although not necessarily the individual in your region) will be available at all times until the exchange offer closes, which is currently expected to be 12:00 Midnight, New York City time, on Tuesday, September 9, 2003.

     The offer is scheduled to expire at 12:00 Midnight (extended from 5:00PM), New York City time, on September 9, 2003, which is only four days away. CSG must receive your acceptance in one of the applicable forms prescribed by the Offer to Exchange, as amended (electronic acceptance method or acceptance by FAX, your local postal service or a courier such as Federal Express), prior to this time. Acceptances received after 12:00 Midnight, New York City time, on September 9, 2003 will not be valid.

     If you are eligible to use the electronic acceptance method, you can only access the election form via the e-mail that you received containing the Offer to Exchange. To obtain a duplicate e-mail, click on the “Re-send e-mail” tab at the top left of this communication. You should also note that in order to submit your electronic election you must not have exceeded the storage limit in your e-mail account.

In connection with the exchange offer, Credit Suisse Group (“CSG”) filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the Securities and Exchange Commission (the “SEC”) on August 6, 2003. Holders of CSG options are strongly advised to read the Schedule TO and any amendments thereto, the Offer to Exchange which holders of CSG options have received and which is also attached to the Schedule TO as Exhibit (a)(1), and other documents related to the exchange offer which may be filed with the SEC when they become available, because all of these documents contain important information. Holders of CSG options may obtain these documents for free, when available, at the SEC’s website at www.sec.gov or from CSG’s Human Resources Department.

Cautionary Statement Regarding Forward-looking Information
 This communication contains statements that constitute forward-looking statements. In addition, in the future we, and others on our behalf, may make statements that constitute forward-looking statements. Such forward-looking statements may include, without limitation, statements relating to our plans, objectives or goals; our future economic performance or prospects; the potential effect on our future performance of certain contingencies; and assumptions underlying any such statements. Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other outcomes described or implied in forward-looking statements will not be achieved. We caution you that a number of important factors could cause results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include (i) market and interest rate fluctuations; (ii) the strength of the global economy in general and the strength of the economies of the countries in which we conduct our operations in particular; (iii) the ability of counterparties to meet their obligations to us; (iv) the effects of, and changes in, fiscal, monetary, trade and tax policies, and currency fluctuations; (v) political and social developments, including war, civil unrest or terrorist activity; (vi) the possibility of foreign exchange controls, expropriation, nationalization or confiscation of assets in countries in which we conduct our operations; (vii) the ability to maintain sufficient liquidity and access capital markets; (viii) operational factors such as systems failure, human error, or the failure to properly implement procedures; (ix) actions taken by regulators with respect to our business and practices in one or more of the countries in which we conduct our operations; (x) the effects of changes in laws, regulations or accounting policies or practices; (xi) competition in geographic and business areas in which we conduct our operations; (xii) the ability to retain and recruit qualified personnel; (xiii) the ability to maintain our reputation and promote our brands; (xiv) the ability to increase market share and control expenses; (xv) technological changes; (xvi) the timely development and acceptance of our new products and services and the perceived overall value of these products and services by users; (xvii) acquisitions, including the ability to integrate successfully acquired businesses; (xviii) the adverse resolution of litigation and other contingencies; and (xix) our success at managing the risks involved in the foregoing. We caution you that the foregoing list of important factors is not exclusive; when evaluating forward-looking statements, you should carefully consider the foregoing factors and other uncertainties and events, as well as the risks identified in our most recently filed Form 20-F and reports on Form 6-K furnished to the US Securities and Exchange Commission. CSG disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as may be required by applicable law.